Exhibit 99.10

FOURTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

AVIZA TECHNOLOGY, INC.
a Delaware corporation

Aviza Technology, Inc. (formerly known as Thermal Acquisition Corp.), a Delaware corporation (the “Corporation”), hereby certifies as follows:

1.             The original name of the Corporation was Thermal Acquisition Corp., and the Corporation filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on September 18, 2003.

2.             The Corporation changed its name from Thermal Acquisition Corp. to Aviza Technology, Inc. pursuant to the First Certificate of Amendment to the First Amended and Restated Certificate of Incorporation of Thermal Acquisition Corp. filed with the Secretary of State of the State of Delaware on October 15, 2003.

3.             The Corporation filed its Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on November 12, 2004.

4.             The Corporation filed its Third Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on March 11, 2005.

5.             The text of the Certificate of Incorporation shall be restated in its entirety as follows:

I.

The name of the Corporation is Aviza Technology, Inc.

II.

The address of this Corporation’s registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle.  The name of its registered agent at such address is The Corporation Trust Company.

III.

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

IV.

A.            Classes of Stock.  The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is twenty-seven million one hundred ten thousand (27,110,000) shares, seventeen million (17,000,000) shares of which shall be Common Stock (the “Common Stock”) and ten million one hundred ten thousand (10,110,000) shares of which shall be Preferred Stock (“Preferred Stock”).  The Preferred Stock authorized may be issued from time to time in one or more series.  The first series of Preferred Stock shall be designated “Series A Preferred Stock” and shall consist of ten million (10,000,000) shares.  The second series of Preferred Stock shall be designated “Series B Preferred Stock” and shall consist of twenty thousand (20,000) shares.  The third series of Preferred Stock shall be designated “Series B-1 Preferred Stock” and shall consist of ninety thousand (90,000) shares.  The Series A Preferred Stock shall have a par value of one-tenth of one cent ($0.001) per share, the Series B Preferred Stock shall have a par value of one hundred dollars ($100) per share, the Series B-1 Preferred Stock shall have a par value of one hundred dollars ($100) per share and the Common Stock shall have a par value of one-tenth of one cent ($0.001) per share.

B.            Rights, Preferences, and Restrictions of Preferred Stock.  As a general matter, the Series B Preferred Stock and the Series B-1 Preferred Stock shall rank pari passu in all respects.  The rights, preferences, privileges and restrictions granted to or imposed upon the Preferred Stock are as set forth below:

1.             Dividends.

a.             Series B Preferred Stock and Series B-1 Preferred Stock.  The holders of shares of Series B Preferred Stock and Series B-1 Preferred Stock shall first be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock) to any other class or series of stock of the Corporation, at the rate of eight percent (8%) of the Original Series B Preferred Stock Issue Price (as defined below) per annum on a cumulative basis on each outstanding share of Series B Preferred Stock and Series B-1 Preferred Stock commencing on the Original Series B Preferred Stock Issue Date (as defined below), in the case of the Series B Preferred Stock, and the Original Series B-1 Preferred Stock Issue Date (as defined below), in the case of the Series B-1 Preferred Stock, which dividends shall compound on an annual basis.  No dividends shall be paid on the Series B Preferred Stock unless dividends are also paid on the Series B-1 Preferred Stock and vice versa.  Such dividends shall be payable in full upon the earliest to occur of (i) the date of any redemption of the Series B Preferred Stock or Series B-1 Preferred Stock pursuant to Section (B)(3) of this Article IV; (ii) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or (iii) the date of a Liquidation Event (as defined below).  The “Original Series B Preferred Stock Issue Price” shall be $100 per share.

b.             Series A Preferred Stock.  After the holders of the Series B Preferred Stock and Series B-1 Preferred Stock have received their dividend preference as set forth above, the holders of shares of Series A Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, when, as and if declared by the Board of Directors of the Corporation (the “Board of Directors”), prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock) to any other class or series of stock of the Corporation (other than the Series B Preferred Stock and the Series B-1 Preferred Stock), at the rate of six percent (6%) of the Original Series A Preferred Stock Issue Price (as defined below) per annum on a cumulative basis on each outstanding share of Series A Preferred Stock in the form of, at the election of such holder, (i) shares of Series A Preferred Stock, the value of each share of which shall be equal to the Original Series A Preferred Stock Issue Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), or (ii) cash; provided, however, if a holder of Series A Preferred Stock does not provide the Corporation written notice of its election as to the form of payment of the dividend at least five (5) business days prior to the date such dividends are paid, the Corporation shall, at its option, pay such dividend in (x) shares of Series A Preferred Stock or (y) cash.  Such dividends, when, as and if declared by the Board of Directors, will accrue on a quarterly basis commencing on the Original Series A Preferred Stock Issue Date (as defined below).  Such dividends shall be payable in full upon the earliest to occur of (i) the date of any redemption of the Series A Preferred Stock pursuant to Section (B)(3) of this Article IV, (ii) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act, or (iii) the date of a Liquidation Event (as defined below).  The “Original Series A Preferred Stock Issue Price” shall be $5.625 per share.  After the holders of the Series A Preferred Stock have received their dividend preference as set forth above, any additional dividends or distributions declared by the Board of Directors shall be distributed among all holders of Common Stock and Series A Preferred Stock, pro rata, based on the number of shares of Common Stock that would have been held by each such holder if all shares of Series A Preferred Stock were converted into Common Stock, it being understood that the provisions of this sentence shall not apply to any Liquidation Event.

2.             Liquidation.  In the event of any Liquidation Event, each holder of the Series B Preferred Stock and the Series B-1 Preferred Stock shall be entitled to receive in respect of the shares of Series B Preferred Stock and Series B-1 Preferred Stock so held, by reason of such holder’s ownership thereof, out of the assets of the Corporation available for distribution to its stockholders, the amount payable in respect of such shares of Series B Preferred Stock and Series B-1 Preferred Stock pursuant to this Section 2 on a pari passu basis.  In the event of any Liquidation Event, each holder of the Series A Preferred Stock shall be entitled to receive in respect of the shares of Series A Preferred Stock so held, by reason of such holder’s ownership thereof, out of the assets of the Corporation available for distribution to its stockholders, an amount equal to the greater of (i) the amount payable in respect of such shares of Series A Preferred Stock pursuant to this Section 2 or (ii) such amount as would have been payable in respect of the shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock had such shares of Series A Preferred Stock been converted into shares of Common Stock pursuant to the provisions of Section 4 immediately prior to such Liquidation Event.  Subject to the foregoing, distribution to the Corporation’s stockholders shall be made in the following manner:

a.             Preference.

(1)           Series B Preferred Stock and Series B-1 Preferred Stock.  In the event of any Liquidation Event, the holders of Series B Preferred Stock and Series B-1 Preferred Stock shall be entitled to receive, on a pari passu basis, prior and in preference to any distribution of any of the assets of the Corporation to the holders of any other capital stock of the

Corporation by reason of their ownership thereof, an amount equal to the Original Series B Preferred Stock Issue Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after March 11, 2005 (the “Original Series B Preferred Stock Issue Date”), in the case of the Series B Preferred Stock, and the date upon which any shares of the Series B-1 Preferred Stock were first issued (the “Original Series B-1 Preferred Stock Issue Date”), in the case of the Series B-1 Preferred Stock) plus all accrued but unpaid dividends on the Series B Preferred Stock and the Series B-1 Preferred Stock, as applicable, for each share of such stock held by them immediately prior to such Liquidation Event (collectively, the “Series B Preferred Stock Liquidation Preference”).  If, upon any such Liquidation Event, the assets of the Corporation (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Series B Preferred Stock and Series B-1 Preferred Stock of the Series B Preferred Stock Liquidation Preference, then such assets (or consideration) shall be distributed among the holders of Series B Preferred Stock and Series B-1 Preferred Stock then outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled by reason of their ownership thereof.

(2)           Series A Preferred Stock.  In the event of any Liquidation Event, after payment or setting apart of payment to the holders of the Series B Preferred Stock and the Series B-1 Preferred Stock of the full preferential amounts to which they are entitled as aforesaid, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount equal to the Original Series A Preferred Stock Issue Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after October 7, 2003 (the “Original Series A Preferred Stock Issue Date”)) plus all accrued but unpaid dividends on the Series A Preferred Stock for each share of Series A Preferred Stock held by them immediately prior to such Liquidation Event (collectively, the “Series A Preferred Stock Liquidation Preference”).  If, upon any such Liquidation Event, the assets of the Corporation (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Series A Preferred Stock of the Series A Preferred Stock Liquidation Preference, then such assets (or consideration) shall be distributed among the holders of Series A Preferred Stock then outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled by reason of their ownership thereof.

b.             Remaining Assets.  Upon the completion of the distribution required by Section 2(a) above, if assets remain in the Corporation, the holders of the Common Stock of the Corporation shall receive all of the remaining assets of the Corporation pro rata based on the number of shares of Common Stock held by each.

c.             Reorganization or Merger.  For purposes of this Section 2 and unless holders of at least a majority of the Series A Preferred Stock agree to waive such characterization, a “Liquidation Event” shall mean (i) a liquidation, dissolution or winding up of the Corporation, (ii) the closing of the transfer, whether by merger, consolidation or otherwise, in one transaction or a series of related transactions to a person or group of affiliated persons (other than an underwriter of the Corporation’s securities) of the Corporation’s securities if, after such closing, such person or group would hold fifty percent (50%) or more of the outstanding voting stock of the Corporation, (iii) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation, but excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation) or (iv) a sale of all or substantially all of the assets of the Corporation, unless in the cases of clauses (iii) and (iv) above, the Corporation’s stockholders of record as constituted immediately prior to such acquisition or sale (including any series of related transactions) will, immediately after such acquisition or sale (including any series of related transactions), (by virtue of securities issued as consideration for the Corporation’s acquisition or sale or otherwise) hold at least fifty percent (50%) of the voting power of the surviving or acquiring entity in approximately the same relative percentages after such acquisition or sale as before such acquisition or sale.

d.             Non-Cash Consideration.  If any assets of the Corporation distributed to stockholders in connection with any Liquidation Event are other than cash, then the value of such assets shall be their fair market value, as mutually determined by the Board of Directors and the holders of at least a majority of the voting power of all then outstanding shares of Series A Preferred Stock.  Any securities shall be valued as follows:

(1)           Securities not subject to investment letter or other similar restrictions on free marketability;

(a)           If traded on a securities exchange or the Nasdaq Stock Market, the value shall be deemed to be the volume weighted average of the closing prices of the securities on such exchange over the 30-day trading period ending three (3) days prior to the closing;

(b)           If actively traded over-the-counter, the value shall be deemed to be the volume weighted average of the closing bid or sale prices (whichever is applicable) over the thirty-day trading period ending there (3) days prior to the closing; and

(c)           If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Board of Directors and the holders of at least a majority of the voting power of all then outstanding shares of Series A Preferred Stock.

(2)           The valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be reduced by an appropriate discount from the market value determined as above in Section 2(d)(1) to reflect the approximate fair market value thereof, as mutually determined by the Board of Directors and the holders of at least a majority of the voting power of all then outstanding shares of Series A Preferred Stock.

e.             Notice of Transaction.  The Corporation shall give each holder of record of Preferred Stock written notice of any Liquidation Event not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction.  The first of such notices shall describe the material terms and conditions of the Liquidation Event and the provisions of this Section 2, and the

Corporation shall thereafter give such holders prompt notice of any material changes.  The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than twenty (20) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of all holders of Series A Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of Series A Preferred Stock.  Any notice required by the provisions of this Section 2 to be given to the holders of shares of Preferred Stock shall be deemed given three (3) days after deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

f.              Effect of Noncompliance.  In the event the requirements of this Section 2 are not complied with, the Corporation shall forthwith either cause the closing of the transaction to be postponed until such requirements have been complied with, or cancel such transaction as ultra vires, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 2(e) hereof.

3.             Redemption.

a.             Series B Preferred Stock and Series B-1 Preferred Stock.  At any time (the “Series B Preferred Stock Optional Redemption Date”), the Corporation may, by written notice to the holders of the Series B Preferred Stock and the Series B-1 Preferred Stock, provided that funds are legally available to do so, redeem in whole or in part the then outstanding shares of Series B Preferred Stock and Series B-1 Preferred Stock by paying in cash therefor a sum per share equal to the Original Series B Preferred Stock Issue Price (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus all accrued but unpaid dividends on such share, if any, for each share of such stock held by them (collectively, the “Series B Preferred Stock Redemption Price”).  The Corporation shall redeem, from any source of funds legally available therefor, the Series B Preferred Stock on March 11, 2007 (the “Series B Preferred Stock Mandatory Redemption Date”) and the Series B-1 Preferred Stock on the second (2nd) anniversary of the Original Series B-1 Preferred Stock Issue Date (the “Series B-1 Preferred Stock Mandatory Redemption Date” and, together with the Series B Preferred Stock Mandatory Redemption Date and any Series B Preferred Stock Optional Redemption Date, the “Series B Preferred Stock Redemption Dates”).  Any redemption effected pursuant to this Section 3(a) shall be made on a pro rata basis among the holders of the Series B Preferred Stock and Series B-1 Preferred Stock in proportion to the number of shares of Series B Preferred Stock and Series B-1 Preferred Stock then held by such holders.  Notwithstanding anything to the contrary in this Section 3(a), the Corporation shall not redeem any shares of Series B-1 Preferred Stock without the prior approval of a majority of the Trikon Designees (as such term is defined in that certain Amended and Restated Stockholder Agreement by and among New Athletics, Inc., Trikon Technologies, Inc., VantagePoint Venture Partners IV (Q), L.P., VantagePoint Venture Partners IV, L.P. and VantagePoint Venture Partners IV Principals Fund, L.P. (the “Stockholder Agreement”)) then serving on the Parent Board (as such term is defined in the Stockholder Agreement).

b.             Series A Preferred Stock.  At any time on or after October 1, 2008, but within thirty (30) days (the “Series A Preferred Stock Redemption Date” and, together with the Series B Preferred Stock Redemption Dates, the “Redemption Dates”) after the receipt by the Corporation of a written request from the holders of not less than a majority of the then outstanding shares of Series A Preferred Stock that all or some of such holders’ shares be redeemed, and concurrently with surrender by such holders of the certificates representing such shares, the Corporation shall, to the extent it may lawfully do so, redeem the shares specified in such request by paying in cash therefor a sum per share equal to the Original Series A Preferred Stock Issue Price (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus all accrued but unpaid dividends on such share, if any, for each share of Series A Preferred Stock held by them (collectively, the “Series A Preferred Stock Redemption Price” and, together with the Series B Preferred Stock Redemption Price, the “Redemption Prices”).  Any redemption effected pursuant to this Section 3(b) shall be made on a pro rata basis among the holders of the Series A Preferred Stock in proportion to the number of shares of Series A Preferred Stock then held by such holders.

c.             At least fifteen (15) but no more than thirty (30) days prior to each Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Preferred Stock to be redeemed, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed (the “Redemption Notice”).  Except as provided in Section 3(d) on or after the Redemption Date, each holder of Preferred Stock to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled.  In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

d.             From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Preferred Stock designated for redemption in the Redemption Notice as holders of Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.  If the funds of the Corporation legally available for redemption of shares of Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Preferred Stock to be redeemed on such date, those funds that are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Preferred Stock to be redeemed on such Redemption Date.  The shares of Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein.  At any time thereafter, when additional funds of the Corporation are legally available for the redemption of shares of Preferred Stock, such funds will immediately be used to redeem the balance of the shares that the Corporation has become obligated to redeem on any Redemption Date but that it has not redeemed.

4.             Conversion.  Each share of Series B Preferred Stock and Series B-1 Preferred Stock shall be convertible, at the option of the holder thereof, into any New Securities that the Corporation or any controlling parent corporation of the Corporation may sell after March 11, 2005 on the date that such New Securities are issued.  For purposes of any such conversion, each share of Series B Preferred Stock and Series B-1 Preferred Stock shall be valued at the Series B Preferred Stock Redemption Price as of the date of such conversion.  “New Securities” means any shares of capital stock of the Corporation or any controlling parent corporation of the Corporation, including Common Stock and Preferred Stock, whether authorized or not, and rights, options or warrants to purchase said shares of capital stock, and securities of any type whatsoever that are, or may become, convertible into capital stock; provided, however, that the term “New Securities” does not include (i) shares of Series B Preferred Stock or Series B-1 Preferred Stock; (ii) shares of Common Stock issued upon conversion of any shares of Series A Preferred Stock; (iii) securities issued to employees, consultants, officers and directors of the Corporation or any controlling parent corporation of the Corporation pursuant to any arrangement approved by the Board of Directors or the board of directors of any controlling parent corporation of the Corporation; (iv) securities issued in connection with any stock split, stock dividend or recapitalization by the Corporation or any controlling parent corporation of the Corporation; (v) securities issued by the Corporation or any controlling parent corporation of the Corporation pursuant to any agreement entered into in connection with the acquisition of another business entity by the Corporation or any controlling parent corporation of the Corporation by merger, purchase of substantially all of the assets or shares, or other reorganization whereby the Corporation or any controlling parent corporation of the Corporation will own not less than a majority of the voting power of the surviving or successor corporation; (vi) securities issued in connection with obtaining lease financing, whether issued to a lessor, guarantor or other person, if such issuance is approved by the Board of Directors or the board of directors of any controlling parent corporation of the Corporation; (vii) securities issued to vendors or customers of the Corporation or any controlling parent corporation of the Corporation, or to other persons in similar commercial arrangements with the Corporation or any controlling parent corporation of the Corporation, if such issuance is approved by the Board of Directors or the board of directors of any controlling parent corporation of the Corporation; (viii) securities issued in connection with corporate partnering transactions, if such issuance is approved by the Board of Directors or the board of directors of any controlling parent corporation of the Corporation and (ix) any right, option or warrant to acquire any security convertible into the securities excluded from the definition of “New Securities” pursuant to clauses (i) through (viii) above.

The holders of Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

a.             Right to Convert.  Subject to the provisions of Section 4(c), each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time into such number of fully paid and nonassessable shares of Common Stock at the conversion ratio determined by dividing the Original Series A Preferred Stock Issue Price by the Conversion Price (as defined below) in effect at the time of conversion.  The

“Conversion Price” for the Series A Preferred Stock shall initially be $5.625 per share, subject to adjustment as provided below.  The number of shares of Common Stock into which a share of Series A Preferred Stock is convertible is hereinafter referred to as the “Conversion Rate” of the Series A Preferred Stock.

b.             Automatic Conversion.  Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Rate immediately prior to the closing of a firm commitment underwritten public offering pursuant to (i) an effective registration statement under the Securities Act, covering the offer and sale of Common Stock for the account of the Corporation, to the public with a price of at least $16.875 per share (as adjusted for any stock splits, dividends, combinations, recapitalizations and the like with respect to such shares) and aggregate cash proceeds in excess of fifty million dollars ($50,000,000) or (ii) upon the written consent of holders of at least sixty-six and two-thirds percent (66-2/3%) of the then outstanding shares of Series A Preferred Stock.

c.             Mechanics of Conversion.  Before any holder of Series A Preferred Stock shall be entitled to voluntarily convert any shares of Series A Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to the Corporation, at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued.  The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of the Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversions shall be treated for all purposes as the record holder or holders of such shares of Common Stock as a such date.  If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act the conversion may, at the option of any holder tendering such Series A Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive Common Stock upon conversion of the Series A Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

d.             Conversion Price Adjustments of Preferred Stock for Certain Dilative Issuances, Splits and Combinations.  The Conversion Price for the Series A Preferred Stock shall be subject to adjustment from time to time as follows:

(1)           Issuance of Additional Stock below Purchase Price.  If the Corporation shall issue, after the Original Series A Preferred Stock Issue Date, any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for the Series A Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for the Series A Preferred Stock in effect immediately prior to each such issuance shall automatically be adjusted as set forth in this Section 4(d)(1), unless otherwise provided in this Section 4(d)(1).

(a)           Adjustment Formula.  Whenever the Conversion Price is adjusted pursuant to this Section 4(d)(1), the new Conversion Price shall be determined by multiplying the Conversion Price then in effect by a fraction, (x) the numerator of which shall be the number of shares of Series A Preferred Stock outstanding, on an as-if-converted to Common Stock basis (the “Outstanding Preferred”) plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at the Conversion Price in effect immediately prior to such issuance, and (y) the denominator of which shall be the number of shares of Outstanding Preferred plus the number of shares of such Additional Stock.

(b)           “Additional Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 4(d)(1)(e), deemed to be issued) by the Corporation, other than;

(i)            shares of Common Stock issued pursuant to a transaction described in Section 4(d)(2) hereof,

(ii)           shares of Common Stock (or related options) reserved for issuance to employees, officers, directors, consultants or other persons performing services for the Corporation pursuant to any stock option plan approved by the Board of Directors;

(iii)          shares of Common Stock or options or warrants to purchase shares of Common Stock issued to lessors in connection with the lease of real property, equipment or other personal property by the Corporation or commercial lenders in connection with obtaining or maintaining credit facilities by the Corporation or similar transactions, in each case approved by the Board of Directors; or

(iv)          shares of Common Stock issued or issuable upon conversion of the Series A Preferred Stock.

(c)           No Fractional Adjustments.  No adjustment of the Conversion Price for the Series A Preferred Stock shall be made in an amount less than one cent ($0.01) per share, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward.

(d)           Determination of Consideration.  In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.  In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors irrespective of any accounting treatment.

(e)           Deemed Issuances of Common Stock.  In the case of the issuance (whether before, on or after the Original Series A Preferred Stock Issue Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of Section 4(d)(1):

(i)            The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Section 4(d)(1)(d)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

(ii)           The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Section 4(d)(1)(d)).

(iii)          In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price for the Series A Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(iv)          Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price for the Series A Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(v)           The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Sections 4(d)(1)(e)(i) and 4(d)(1)(e)(ii) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 4(d)(1)(e)(iii) or 4(d)(1)(e)(iv).

(f)            No Increased Conversion Price.  Notwithstanding any other provisions of this Section 4(d)(1), except to the limited extent provided for in Sections 4(d)(1)(e)(iii) and 4(d)(1)(e)(iv), no adjustment of the Conversion Price pursuant to this Section 4(d)(1) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(2)           Stock Splits and Dividends.  In the event the Corporation should at any time or from time to time after the Original Series A Preferred Stock Issue Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price for the Series A Preferred Stock shall be appropriately decreased so that number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Section 4(d)(1)(e).

(3)           Reverse Stock Splits.  If the number of shares of Common Stock outstanding at any time after the Original Series A Preferred Stock Issue Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series A Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

e.             Other Distributions.  In the event the Corporation shall declare distribution payable in securities of other persons, evidence of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4(d)(2), then, in each such case for the purpose of this Section 4(e), the holders of Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

f.              Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or Section 2) provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Series A Preferred Stock after the recapitalization to the end of the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of Series A Preferred Stock) shall be applicable after the event and be as nearly equivalent as practicable.

g.             No Impairment.  The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Series A Preferred Stock against impairment.

h.             No Fractional Shares and Certificate as to Adjustments.

(1)           No fractional shares shall be issued upon the conversion of any share or shares of Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share.  The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(2)           Upon the occurrence of each adjustment or readjustment of the Conversion Price for Series A Preferred Stock pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for the Series A Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of the Series A Preferred Stock.

i.              Notices of Record Date.  In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

j.              Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without imitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.

k.             Notices.  Any notice required by the provisions of this Section 4 to be given to the holders of shares of Series A Preferred Stock shall be deemed given three (3) days after deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

l.              Waiver of Anti-Dilution Provisions.  Notwithstanding anything herein to the contrary, the operation of, and any adjustment of the Conversion Prices pursuant to the provisions of Section 4(d) may be waived with respect to any specific share or shares of Series A Preferred Stock, either prospectively or retroactively and either generally or in a particular instance by a writing executed by the registered holder of such share or shares.  Any waiver pursuant to this Section 4(l) shall bind all future holders of the shares of Series A Preferred Stock for which rights have been waived.  In the event that a waiver of adjustment of Conversion Price under this Section 4(l) results in different Conversion Prices for shares of Series A Preferred Stock, the Secretary of this Corporation shall maintain a written ledger identifying the Conversion Price for each share of Series A Preferred Stock.  Such information shall be made available to any stockholder of the Corporation upon request.

5.             Voting Rights.

a.             Generally.  Except as required by law, the holders of Series B Preferred Stock and Series B-1 Preferred Stock shall not have any voting rights.  The holder of each share of Series A Preferred Stock shall have the right to one vote for each share of Common Stock into which such share of Series A Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and, except as to the election of directors as set forth in Section 5(b), shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.  Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

b.             Election of Directors.

(1)           Number of Directors.  The authorized number of members of the Board of Directors shall be as fixed by, or in the manner provided in, the Bylaws of the Corporation.

(2)           Series A Preferred Stock.  The holders of the Series A Preferred Stock, voting as a separate class, shall be entitled to elect three (3) members of the Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors.

(3)           Remaining Director Positions.  The holders of the Series A Preferred Stock and Common Stock, voting together as a single class on an as-converted basis, shall be entitled to elect all other members of the Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors.

(4)           Filling of Vacancies.  Subject to Section 141 of the Delaware General Corporation Law, any director who shall have been elected by a specified group of stockholders may be removed during the aforesaid term of office, either with or without cause, by, and only by, the affirmative vote of the holders of a majority of the shares of such specified group, given at a special meeting of such stockholders duly called or by an action by written consent for that purpose.  Any vacancy in the Board of Directors caused by the removal, resignation or death of any such director who shall have been elected by a specified group of stockholders or the declaration by the Board of Directors that the office of such director is vacant because such director has been declared of unsound mind by a court of convicted of a felony may be filled by, and only by, the vote of the holders of a majority of the share of such specified group given at a special meeting of such stockholders or by an action by written consent.

6.             Protective Provisions.  So long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the then outstanding shares of Series A Preferred Stock, voting as a class:

a.             consummate a Liquidation Event;

b.             amend this Certificate of Incorporation or the Bylaws of the Corporation;

c.             authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security having a preference over, or being on a parity with, the Series A Preferred Stock with respect to voting, dividends, conversion rights or redemption or upon liquidation;

d.             redeem (except as provided in Section 3 of this Article IV), purchase or otherwise acquire (or pay into or set funds aside for a sinking fund for such purpose) any shares or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the repurchase or shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, or through the exercise of any right of first refusal;

e.             take any action that adversely alters or changes the rights, preferences or privileges of the Series A Preferred Stock;

f.              reclassify or recapitalize the capital stock of the Corporation;

g.             voluntarily dissolve or liquidate the Corporation, or voluntarily file a petition in bankruptcy on behalf of the Corporation;

h.             decrease the authorized number of directors constituting the Board of Directors to less than three (3) members or increase the authorized number of directors constituting the Board of Directors to more than seven (7) members;

i.              materially change the nature of the Corporation’s business as conducted on the Original Series A Preferred Stock Issue Date;

j.              amend any stock option or purchase plan to modify the number of shares covered thereby;

k.             declare or pay any dividend on, or make any distribution on the account of Common Stock; or

l.              sell material assets of the Corporation, which may include any material intellectual property rights of the Corporation.

7.             Status of Converted Stock.  In the event any shares of Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by the Corporation.  The Certificate of Incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation’s Preferred Stock.

C.            Common Stock.

1.             Dividend Rights.  Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2.             Liquidation Rights.  Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 2 of Article IV(B).

3.             Redemption.  The Common Stock is not redeemable.

4.             Voting Rights.  The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

V.

Subject to the provisions of Section 6(b) of Article IV(B), the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

VI.

Election of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

VII.

A.            To the maximum extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

B.            The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

C.            Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of any inconsistent provision.

D.            The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

E.             To the maximum extent permitted under the law of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are presented to its officers, directors or stockholders other than those officers, directors or stockholders who are employees of the Corporation.  No amendment or repeal of this Article VII(E) shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any acts or omissions of such officer, director or stockholder occurring prior to such amendment or repeal.

* * * * *

This Fourth Amended and Restated Certificate of Incorporation was duly adopted by the Corporation’s Board of Directors and by the necessary number of voting shares of the Corporation’s voting securities in accordance with the applicable provisions of Sections 228, 242 and 245 of the Delaware General Corporation Law.

[Signature Page Follows]

IN WITNESS WHEREOF, Aviza Technology, Inc. has caused this Fourth Amended and Restated Certificate of Incorporation to be signed by Patrick C. O’Connor, its Chief Financial Officer, on this 26th day of September 2005.

AVIZA TECHNOLOGY, INC.

By:	/s/ Patrick C. O’Connor
Patrick C. O’Connor
Chief Financial Officer